EXHIBIT 99.1

Perceptron Announces Fiscal 2019 Second Quarter and Six Month Results

Sales Over $20.0 Million for Fifth Consecutive Quarter

PLYMOUTH, Mich., Feb. 11, 2019 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced second quarter and six month results for its 2019 fiscal year (period ended December 31, 2018).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2018	2017	Change	2018	2017	Change

Sales	$21.6	$20.4	$1.2	$43.0	$39.7	$3.3
Net Income	1.5	0.4	1.1	2.4	1.9	0.5
Diluted Income per Share	$0.16	$0.04	$0.12	$0.25	$0.20	$0.05

Second quarter fiscal 2019 results compared to second quarter fiscal 2018:

  Second quarter consolidated net sales were $21.6 million, an increase of 5.9% compared to the second quarter in fiscal year 2018
  Consolidated gross profit was $7.9 million, an increase of 6.8% compared to the prior year period, while gross margin was 36.6%
  Second quarter reported operating income totaled $1.4 million and recurring operating income totaled $0.8 million as we reversed an accrual of $0.6 million related to the settlement of a trade secrets case
  Net income for the second quarter of fiscal 2019 was $1.5 million, up 275%, compared to net income of $0.4 million in the prior year’s second quarter
  Second quarter diluted earnings per share was $0.16, compared to $0.04 per share in the second fiscal quarter one year ago
  Bookings totaled $20.5 million; Europe and Asia regions achieved record bookings levels in the second quarter of fiscal 2019
  Backlog was $38.1 million
  Cash and short-term investments totaled $8.0 million at December 31, 2018

Year-to-date fiscal 2019 results compared to year-to-date fiscal 2018:

  Consolidated net sales increased 8.3% to $43.0 million
  Consolidated gross profit increased $1.1 million to $16.2 million, representing a 7.3% increase over the prior year period
  Consolidated gross margin was 37.7%
  Year-to-date reported operating income totaled $2.9 million and recurring operating income was $2.3 million as we reversed an accrual of $0.6 million related to the settlement of a trade secrets case
  Net income increased by $0.5 million, or 26.3%, to $2.4 million for year-to-date fiscal 2019
  Year-to-date diluted earnings per share also improved, achieving $0.25 as compared to $0.20 per share in the prior year-to-date period
  Bookings decreased 13.4% to $37.4 million for year-to-date fiscal 2019, however, bookings in both the Company’s Europe and Asia regions were strong in the first half of fiscal 2019

New revenue recognition rules:

  The Company adopted the new revenue recognition rules outlined by Accounting Standards Update No. 2014-09 (“ASC 606”) on July 1, 2018, utilizing the modified retrospective transition method
  As a result of these new rules, the Company recorded a positive net transition adjustment to retained earnings in the amount of $2.0 million in the first quarter of fiscal 2019
  Included in the net transition adjustment was a gross revenue adjustment of $3.8 million, which reduced the backlog level by the same amount
  Under prior revenue recognition rules, the Company would have recognized $21.3 million in revenue in the second quarter of fiscal 2019 and $40.4 million for the first half of fiscal 2019

Third quarter and full year 2019 guidance:

  Revenue for the fiscal third quarter is expected to be in the range of $17.0 million to $20.0 million
  Given a flat macro environment emerging in 2019 coupled with foreign currency exchange headwinds, the Company tempers its guidance for full year 2019 revenue growth to be relatively flat compared with the prior year
  Continued early success with new product launches, despite moderating global growth, reinforces our confidence in achieving our long-term growth targets

David Watza, President and CEO of Perceptron, commented, “We are pleased to announce strong top-line growth for the second quarter of fiscal 2019, which reflects our ongoing R&D and engineering investments, as well as new product developments recently launched for our core automotive business and its adjacencies. Our continuous improvement and efficiency efforts are also paying dividends with resulting increases to revenue and improved margins.

“We are confident in our strategic plan as we continue to experience strength in key automotive customer demand metrics, as evidenced by our fifth consecutive quarter of sales over $20.0 million. We continue to have confidence in executing our strategic improvement plan for our core automotive business, as our implemented advancements and pursuit of an expanded footprint should set the stage for increased penetration and market share capitalization, as well as additional opportunities in the future,” Watza added.

“While the Americas have remained a bit soft, we are encouraged by the roll outs of new models and global platforms and continue to see strong demand for our current and new products and solutions in Europe and Asia as both those regions again set booking records in the second quarter of fiscal 2019.  Our recent success and continued investment in new products, as well as positive customer feedback, provide the Company with increasing confidence in our longer-term aspirations of obtaining high-single digit revenue growth and resulting double-digit earnings growth,” Watza concluded.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended December 31,			Six Months Ended December 31,
	2018	2017	Change	2018	2017	Change

Americas Sales	$7.0	$10.0	$(3.0)	$15.3	$18.0	$(2.7)
Europe Sales	8.9	6.4	2.5	17.7	14.2	3.5
Asia Sales	5.7	4.0	1.7	10.0	7.5	2.5
Total Net Sales	$21.6	$20.4	$1.2	$43.0	$39.7	$3.3

Gross Profit	$7.9	$7.4	$0.5	$16.2	$15.1	$1.1
Gross Profit as a percent of sales	36.6%	36.3%		37.7%	38.0%

Operating Income	$1.4	$0.5	$0.9	$2.9	$2.0	$0.9
Operating Income as a percent of sales	6.5%	2.5%		6.7%	5.0%

Net Income	$1.5	$0.4	$1.1	$2.4	$1.9	$0.5
Diluted Income per Share	$0.16	$0.04	$0.12	$0.25	$0.20	$0.05

Recurring Operating Income	$0.8	$1.1	$(0.3)	$2.3	$2.6	$(0.3)
Recurring Operating Income as a percent of sales	3.8%	5.4%		5.4%	6.5%

Perceptron generated second quarter net sales for fiscal 2019 in the amount of $21.6 million, increasing $1.2 million, or 5.9%, versus the same quarter in the prior year and reflecting strength in the Company’s Europe and Asia regions.  Excluding unfavorable currency impacts, net sales would have increased $1.9 million or 9.3% as compared to the prior year’s second quarter.  The Europe region improvement was due to increases in In-Line and Near-Line Measurement Solutions, which was bolstered by new product sales, and 3D Scanning Solutions, partially offset by a decrease in Off-Line Measurement Solutions.  The year-over-year improvement in the Asia region was due to increases in Off-Line Measurement Solutions and 3D Scanning Solutions partially offset by decreases in In-Line and Near-Line Measurement Solutions as well as Value Added Services.  The decrease in the Americas region was due to softness across all product lines.

In the second quarter of fiscal 2019, gross profit as a percentage of sales was up 30 basis points compared to the prior year period, primarily due to the mix of the Company’s revenue and lower warranty costs as well as the timing of certain expenses in cost of goods sold under the prior accounting rules in the second quarter of fiscal 2018.

During the second quarter of fiscal 2019, SG&A, Engineering and R&D expenses were up $0.8 million, primarily as a result of planned strategic investments in several engineering, research and development initiatives, increased employee-related costs, an increase related to specialized supplies utilized in development of our products and an increase in our allowance for doubtful accounts.

	Three Months Ended December 31,			Six Months Ended December 31,
BOOKINGS (in millions)	2018	2017	Change	2018	2017	Change

Geographic Region
Americas	$3.0	$6.9	$(3.9)	$6.6	$16.5	$(9.9)
Europe	12.0	8.0	4.0	21.3	17.4	3.9
Asia	5.5	5.1	0.4	9.5	9.3	0.2
Total Bookings	$20.5	$20.0	$0.5	$37.4	$43.2	$(5.8)

BACKLOG (in millions)	12/31/2018	9/30/2018	6/30/2018*	3/31/2018	12/31/2017

Geographic Region
Americas	$9.0	$13.0	$19.8	$20.2	$18.0
Europe	21.6	18.5	19.0	18.9	19.6
Asia	7.5	7.7	8.7	12.1	10.9
Total Backlog	$38.1	$39.2	$47.5	$51.2	$48.5

* Prior to Transition Adjustment for Implementation of ASC 606 adopted on July 1, 2018; Impact of Transition is a reduction of Total Backlog of $3.8 million

Second quarter bookings were $20.5 million, an increase of 2.5% compared to the second quarter of fiscal 2018 and included an unfavorable currency impact of $1.1 million.  The principal driver of the bookings increase was new products orders in the Company’s Europe region.  The increase in booking activity by product line was primarily due to increases in 3D Scanning Solutions, Value Added Services and In-Line and Near-Line Measurement Solutions partially offset by a decrease in Off-Line Measurement Solutions.

Revenue in the second quarter of fiscal 2019 exceeded bookings by $1.1 million, which caused a decrease in backlog to $38.1 million.

FINANCIAL POSITION

Cash and short-term investment balance totals $8.0 million at December 31, 2018, up from $6.7 million at June 30, 2018 but down compared to $9.0 million at December 31, 2017.  At December 31, 2018 and June 30, 2018, the Company did not have any bank debt outstanding, down from an outstanding balance of $1.6 million at December 31, 2017.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its second quarter fiscal 2019 investor conference call/webcast, chaired by David L. Watza, President and CEO, on February 12, 2019, at 10:00 AM (EST). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10128331

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2019 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products and our ability to fund our fiscal year 2019 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A: Risk Factors” of our Annual Report on Form 10-K for fiscal 2018.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales	$21,553	$20,433	$42,995	$39,702
Cost of Sales	13,703	13,026	26,853	24,645
Gross Profit	7,850	7,407	16,142	15,057
Operating Expenses
Selling, General and Administrative Expense	4,942	4,497	9,577	8,921
Engineering, Research and Development Expense	2,080	1,797	4,278	3,530
Severance, Impairment and Other Charges	(609)	658	(609)	606
Operating Income	1,437	455	2,896	2,000
Other Income and (Expenses), net
Interest Expense, net	(29)	(42)	(56)	(84)
Foreign Currency and Other, net	156	(62)	(46)	(54)
Income Before Income Taxes	1,564	351	2,794	1,862
Income Tax (Expense) Benefit	(17)	15	(355)	62

Net Income	$1,547	$366	$2,439	$1,924

Income Per Common Share
Basic	$0.16	$0.04	$0.25	$0.20
Diluted	$0.16	$0.04	$0.25	$0.20

Weighted Average Common Shares Outstanding
Basic	9,615	9,491	9,588	9,455
Diluted	9,691	9,597	9,731	9,527

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	December 31,	June 30,
	2018	2018
	(Unaudited)
Cash and Cash Equivalents	$6,899	$5,830
Short-Term Investments	1,131	877
Receivables, net	33,672	32,143
Inventories, net	11,143	13,829
Other Current Assets	1,900	1,327
Total Current Assets	54,745	54,006

Property and Equipment, net	6,785	6,613
Goodwill and Other Intangible Assets, net	11,287	11,805
Long-Term Deferred Income Tax Asset	1,100	1,055
Long-Term Investments	725	725
Total Non-Current Assets	19,897	20,198

Total Assets	$74,642	$74,204

Line of Credit and Short-Term Notes Payable	$69	$175
Accounts Payable	6,911	7,592
Deferred Revenue	7,389	8,691
Reserve for Restructuring and Other Charges	66	675
Other Current Liabilities	7,683	8,705
Total Current Liabilities	22,118	25,838

Long-Term Taxes Payable	250	450
Long-Term Deferred Income Tax Liability	1,718	1,717
Other Long-Term Liabilities	593	601
Total Long-Term Liabilities	2,561	2,768

Total Liabilities	24,679	28,606

Shareholders' Equity	49,963	45,598
Total Liabilities and Shareholders' Equity	$74,642	$74,204

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income”.  This is a non-GAAP financial measure.  Management believes that this non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliation of the non-GAAP measure to Operating Income.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measure
(Unaudited, In Thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating Income, as reported	$1,437	$455	$2,896	$2,000

Severance, Impairment and Other Charges	(609)	658	(609)	606

Excluding special items,
Operating Income would have been	$828	$1,113	$2,287	$2,606

Contact:
Investor Relations
investors@perceptron.com